Exhibit 23(b)



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the timing of the recovery of the costs associated with 37.5% of Springerville Unit 2 which cannot presently be determined) dated January 31, 1995 (March 7, 1995 as to Note 6) appearing in the Annual Report on Form 10-K of Tucson Electric Power Company and subsidiaries for the year ended December 31, 1994 and to the reference to us under the heading "EXPERTS" in the Proxy Statement-Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

Tucson, Arizona
March 21, 1995